Exhibit 10.1

Vendor Loan Agreement

between

1.	Emotion Invest GmbH & Co. KG, Theatinerstraße 7, c/o Arcus Capital AG, 80333 Munich, Germany

– the "Lender 1" –

2.	BE Beteiligungen Fonds GmbH & Co. geschlossene Investmentkommanditgesellschaft, Hohenzollernring 72, 50672 Cologne, Germany

– the "Lender 2" –

3.	Iris Capital Fund II, 62 rue Pierre Charron, c/o Iris Capital Management, 75008 Paris, France

– the "Lender 3" –

– the parties under nos. 1 through 3 each individually also a "Lender"
and collectively the "Lenders" –

4.	SCUR-Alpha 1359 GmbH (to be renamed iMedia&123tv Holding GmbH), registered with the commercial register of the local court of Munich under HRB 267579

– the "Borrower" –

5.	iMedia Brands, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344 USA

– "iMedia" –

6.	1-2-3.TV GmbH, Bavariafilmplatz 7, 82031 Grünwald, Germany

–"1-2-3.TV" –

– iMedia and 1-2-3.TV jointly also the "Guarantors" –

– the Lenders, the Borrower and iMedia individually also a "Party"
and collectively the "Parties" –

Recitals

(A)	The Borrower intends to (directly or indirectly) acquire from the Lenders 123tv Invest GmbH, a limited liability company organized under the laws of Germany with its corporate seat in Munich/Germany and registered with the commercial register held with the local court (Amtsgericht) of Munich under HRB 228351, 123tv Holding GmbH, a limited liability company organized under the laws of Germany with its corporate seat in Munich/Germany and registered with the commercial register held with the local court of Munich under HRB 228364, and their direct and indirect subsidiaries, including 1-2-3.TV (collectively the "Target Companies").

(B)	The Parties have entered into a share purchase agreement regarding the Target Companies (the "SPA") under which, inter alia, the Lenders have sold their participation in the Target Companies to the Borrower against a certain purchase price.

(C)	The Borrower is a wholly owned subsidiary of iMedia.

(D)	The Lenders have, pursuant to section 4.6 of the SPA, agreed that a partial amount of the portion of the purchase price under the SPA in the total amount of EUR 18,000,000.00 (in words: Euro eighteen million Euro) (the "Vendor Loan Amount") shall not be payable immediately in cash at closing of the SPA but shall be extended as a loan pursuant to the terms of this vendor loan agreement (the "Agreement").

Now, therefore, the Parties agree as follows:

1.	Effective Date

This Agreement shall become effective as of the Closing Date (as defined under the SPA), provided that Section 2.7 as well as Sections 9 through 14 shall become effective with immediate effect.

2.	Novation; Loan

2.1	The Lenders and the Borrower agree that a portion of the Purchase Price (as defined in the SPA) in the amount of the Vendor Loan Amount shall be satisfied by the Parties by entering into this Agreement (Novation).

2.2	Accordingly, due to the novation the Borrower owes each Lender an amount equal to the portion of the principal amount of the Vendor Loan Amount allocable to such Borrower pursuant to the Seller Ratio 2 (as defined in the SPA) and all mutual rights and obligations regarding the Vendor Loan Amount shall be exclusively governed by the terms and conditions of this Agreement.

2.3	The initial principal loan amount under this Agreement shall be equal to the Vendor Loan Amount and shall be deemed granted as a loan (the "Loan") by the Lenders as follows (each a "Loan Amount"):

No.	Lender	Loan Amount in EUR
1.	Lender 1	6.886.170,52
2.	Lender 2	6.615.633,36
3.	Lender 3	4.498.196,12
Total		18,000,000.00

2.4	The Loan shall be deemed disbursed as of the Closing Date as defined under the SPA (the "Disbursement Date").

2.5	The Lenders shall be individual and partial debtors (Teilschuldner) and individual and partial creditors (Teilgläubiger) in respect of all rights and obligations under this Agreement. Any debt arising under the Loan to a Lender from the Borrower is a separate and independent debt in respect of which each Lender shall be entitled to enforce its rights independently.

2.6	If, at any time while this Agreement remains in effect or the Loan remains outstanding, iMedia incurs Senior Indebtedness (as defined below), each Lender agrees that its right to receive payment of the Loans from a Guarantor and/or the Borrower shall be in each case subordinated to the indefeasible payment in full in cash by iMedia of the Senior Indebtedness owing to the applicable lender or holder thereof and the termination of all commitments to lend with respect thereto. The subordination set forth herein shall continue even if the Senior Indebtedness (or any portion thereof) is subordinated, set aside, avoided or disallowed under the provisions of Title 11 of the United States Code, 11 U.S.C. sections 101 et seq. or any other applicable law, and shall apply regardless of the date on which any Senior Indebtedness is incurred or arises and whether any person or entity is obliged to advance any such Senior Indebtedness. As used herein, the term "Senior Indebtedness" shall mean, collectively, all present and future debts, liabilities and obligations (inclusive of any refinancings, further advances, novations, deferrals, extensions, renewals, restatements, and replacements thereof or relating thereto), whether owed jointly or severally, whether incurred as principal or surety, whether actual or contingent, and whether direct or indirect, due or to become due, primary or secondary, liquidated or unliquidated, including any obligations and liabilities arising subsequent to the occurrence of any winding-up, bankruptcy, insolvency or judicial composition proceeding or event, (x) owed by iMedia to Siena Lending Group, LLC, a Delaware limited liability company, pursuant to a loan and security agreement dated as of July 30, 2021 with a principal amount of up to USD 80,000,000 plus any accrued interest, costs and expenses, (y) owed by iMedia to GreenLake Real Estate Finance LLC, a California limited liability company, pursuant to a promissory note dated July 30, 2021 with principal amount of up to USD 28,500,000 plus any accrued interest, costs and expenses and (z) owed by iMedia to the noteholders pursuant to those certain senior unsecured notes issued under an indenture to be dated on or about the date of this Agreement. With respect to any Senior Indebtedness, (i) so long as no default with respect to such Senior Indebtedness has occurred and is continuing and so long as no default with respect to such Senior Indebtedness would result from the making of any such payments, the Guarantors and/or the Borrower may make, payments with respect to the Loans in accordance with the terms of this Agreement, and (ii) upon the occurrence of a default with respect to such Senior Indebtedness, until such default with respect to such Senior Indebtedness has been cured or waived, the Guarantors and/or the Borrower shall not pay, and each Lender agrees that it shall not accept, any payments of any kind from iMedia associated with the Loan. The provisions of this Section 2.6 are for the benefit of each holder of the Senior Indebtedness, and any one or more holders of the Senior Indebtedness (or their agent or representative, as applicable), may enforce the provisions of this Section 2.6. In the event the Guarantors and/or the Borrower are restricted to make payments to the Lenders under this Section 2.6, such non-payment shall not constitute a Event of Default under this Agreement. The Parties agree that in the event the proceeds under the bond mentioned under (z) above exceed an amount of USD 80,000,000, the net proceeds after deducting underwriting discounts and expenses from the excess amount shall be used to repay the Loan without undue delay.

2.7	To secure the payment and performance of the obligations of the Borrower in respect of the Loan under this Agreement, the Borrower and the Lenders will procure that 1-2-3.TV enters with effect as per the Closing Date into an customary security interest agreement with the Lenders under which 1-2-3.TV grants to the Lenders – subject to customary limitations and to the extent legally or contractually permissible - security interest in all material right, title and interest of 1-2-3.TV in and to all accounts, chattel paper, commercial tort claims, goods, deposit accounts, documents, equipment, general intangibles (including the Owned IP Rights (as defined in the SPA)), instruments, inventory, investment property, letter of credit rights, letters of credit, money and payment intangibles, whether now owned or hereafter acquired, and proceeds of any of the foregoing. Borrower and the Lenders will negotiate the security interest agreement in good faith with the aim that 1-2-3.TV and the Lenders enter into the security interest agreement on the Closing Date (as defined under the SPA) at the latest.

3.	Interest

3.1	The Loan shall bear interest at a rate of eight point five percent (8.5%) p.a. on the respective outstanding Loan Amount from time to time commencing on the respective Disbursement Date and calculated on the basis of the actual number of days elapsed and a year of 365 days (act/365) (the "Interest").

3.2	The Loan is based on interest periods of six months, commencing on the Disbursement Date, respectively, each six months period following thereafter (each an "Interest Period").

3.3	Interest for the relevant Interest Period shall be due (fällig) and payable to the Lenders on the last Business Day of each Interest Period. "Business Day" shall mean any day (other than Saturdays and Sundays) on which banks are open for general business in Munich and Cologne, Germany, Paris, France, and Minnesota, USA.

3.4	All taxes being payable with respect to the Interest and all other payments to the Lenders under or in connection with this Agreement, including but not limited to income tax, corporate income tax, trade tax and withholding taxes, are to be borne by the Lenders respectively their direct and indirect partners if the relevant Lender is fiscally transparent. If the Borrower or any of the Guarantors is obliged under applicable law to make a withholding in respect of taxes from any payment to any of the Lenders under this Agreement, the Borrower respectively the relevant Guarantor shall be entitled to withhold from the amount owed to the relevant Lender under this Agreement the amount of the relevant tax and pay the amount withheld to the relevant tax authority. Safe for a deviating agreement, all withholdings for tax purposes are to be made at the minimum amount required to be withheld under applicable law.

4.	Term; Repayment

4.1	The term of the Loan (the "Loan Term") shall end on the earlier of

4.1.1	(i) twelve (12) months as of the Disbursement Date (the "Ordinary Maturity Date I") with respect to EUR 9.000.000,00 of the principal amount of the Loan, and (ii) twenty-four (24) months as of the Disbursement Date (the "Ordinary Maturity Date II") with respect to further EUR 9.000.000,00 of the principal amount of the Loan; the Ordinary Maturity Date I and the Ordinary Maturity Date II each an "Ordinary Maturity Date"), and in each case as set out in the table below:

No.	Lender	Loan Amount to be repaid on Ordinary Maturity Date I	Loan Amount to be repaid on Ordinary Maturity Date II
1.	Lender 1	3,443,085.26	3,443,085.26
2.	Lender 2	3,307,816.68	3,307,816.68
3.	Lender 3	2,249,098.06	2,249,098.06
Total		9,000,000.00	9,000,000.00

or,

4.1.2	on the date on which the Borrower receives a notice of extraordinary termination by the respective Lender pursuant to Section 5 (Termination) (the "Extraordinary Maturity Date").

4.2	The respective Loan Amount(s) and any accrued and unpaid Interest thereon, if any, shall become due for repayment on the respective Ordinary Maturity Date or the Extraordinary Maturity Date, as applicable, (such aggregate amounts in cash each a "Repayment Amount"). In such event, the Borrower shall irrevocably and unconditionally pay the Repayment Amount in Euro and free of charge and without any deductions for fees in immediately available funds (i) to the respective Lender's bank account of which the Borrower shall have been notified at least in textform pursuant to Section 126b BGB (or as otherwise mutually agreed upon by the respective Lender and the Borrower) five (5) Business Days in advance or (ii) to a joint Lenders' bank account of which the Borrower shall have been notified by a joint declaration of the Lenders at least in textform pursuant to Section 126b BGB (or as otherwise mutually agreed upon by the Lenders and the Borrower) five (5) Business Days in advance.

5.	Termination

5.1	For the duration of the Loan Term neither of the Parties shall be entitled to give notice of an ordinary termination (ordentliche Kündigung), provided that the Borrower shall be entitled, but not obliged, to (partially or entirely) repay the relevant outstanding Repayment Amount at any time, subject to prior written notice to the Lenders with a notice period of ten (10) Business Days. No early repayment fees (Vorfälligkeitsentschädigungen) have to be paid in such event.

5.2	Each of the Lenders shall be entitled to give notice of an extraordinary termination for cause (außerordentliche Kündigung aus wichtigem Grund) at any time during the Loan Term with respect to its respective Loan Amount, it being understood that such extraordinary termination shall relate to the entire Loan Amount of such Lender, irrespective of the respective Ordinary Maturity Date of such portion of the Loan Amount having already occurred or not. Such extraordinary termination delivered by a Lender to the Borrower shall be deemed to be for cause if any of the following events (each an "Event of Default") occurs, provided that none of the following shall be construed or operate to limit the Lenders' right of extraordinary termination on any other grounds that qualify as cause (wichtiger Grund) under applicable German law:

5.2.1	The Borrower (i) does not repay any portion of the Repayment Amount or (ii) if the Borrower is in default with respect to its Interest payment obligations, in each case of (i) and (ii) more than one (1) month following a written notice from the Lenders; or

5.2.2	Sale of all or substantially all of the assets of the Borrower has occurred; or

5.2.3	A Change of Control (as defined below) has been officially announced or has occurred; or

5.2.4	In relation to the Borrower (i) a winding-up, bankruptcy, insolvency or judicial composition proceeding has been initiated or applied for; (ii) any of the reasons set forth in secs. 17 or 19 InsO exists, (iii) the competent court takes any actions set forth in sec. 21 InsO or sec. 26 InsO (Abweisung mangels Masse) or comparable actions under foreign law applicable to the Borrower; or (iv) there is an appointment of an insolvency administrator (Insolvenzverwalter) by the competent court or any comparable action under foreign law applicable to the Borrower; or

5.2.5	Enforcement proceedings (Zwangsvollstreckungsmaßnahmen) are or were executed or initiated against the Borrower and not cured and/or levied within a time period of thirty (30) days following such execution or initiation; or

5.2.6	The Borrower dissolves, is (voluntarily or involuntarily) dissolved or enters into liquidation or any resolution with respect to the liquidation or the winding-up of the Borrower is passed; or

5.2.7	An event of default under the third party financing documentation of the Borrower has occurred and is continuing and, in case of an event of default because of a covenant breach under the respective third party financing documentation, such covenant breach has not been cured or waived within 60 days.

5.3	"Change of Control" shall mean the entering into or execution of any transaction resulting in iMedia ceasing to hold, indirectly or directly, the majority of the voting rights in 1-2-3.TV.

5.4	The Borrower shall immediately following the occurrence of an Event of Default inform the Lenders and upon request by any Lender supply to the Lenders a certificate of the managing directors of the Borrower certifying that an Event of Default has occurred (by specifying the Event of Default(s) which has/have been occurred) or has not occurred.

5.5	Any termination of the Loan shall be made in writing.

6.	Transaction Bonus

In the event that the repayment of any Repayment Amount triggers the obligation of the Lenders to pay a Transaction Bonus (as defined in the SPA) to any 1-2-3.TV Manager (as defined in the SPA), the Borrower shall, upon Notification of the Lenders, be entitled to withhold the respective Transaction Bonus (as defined in the SPA) from the respective Repayment Amount and shall directly pay to 1-2-3.TV such Transaction Bonus on the respective due date in such amount as calculated by 1-2-3.TV based on the amount of the payable Transaction Bonus as notified by the Lenders (such notice to be delivered at the latest ten (10) Business Days prior to the relevant due date). The Borrower shall procure that 1-2-3.TV confirms the payment of the Transaction Bonus by written notice to the Lenders. The Lenders shall inform 1-2-3.TV without undue delay (unverzüglich) after the net amount of the respective Transaction Bonus has been paid to the respective 1-2-3.TV Manager about the payment made to the respective 1-2-3.TV Manager and the point in time of such payment. The Borrower shall procure that upon receipt of any payment as regards the Transaction Bonus (as defined in the SPA) by 1-2-3.TV, 1-2-3.TV will pay the amount received minus any amount to be withheld for wage tax and social security contribution to the relevant 1-2-3.TV Manager (as defined in the SPA).

7.	Information Rights

The Borrower shall deliver to the Lenders the quarterly Form 10-Q as well as the Form 10-K annual report of iMedia within ten (10) Business Days following mandatory filing as mandated by the United States federal Securities and Exchange Commission. These documents shall be deemed delivered upon the filing of such document on the U.S. Securities and Exchange Commission’s EDGAR filing system.

8.	Guarantee of the Guarantors

8.1	Subject to Section 2.6 above, the Guarantors hereby guarantee to each Lender as individual creditor by way of an independent guarantee irrespective of fault (selbständiges verschuldensunabhängiges Garantieversprechen) pursuant to Section 311 para. 1 BGB the full and due performance of any payment obligation of the Borrower arising out of this Agreement. The liability of 1-2-3.TV shall apply to the extent legally permissible under the applicable statutory capital maintenance provisions.

8.2	The Parties agree that the Lenders are not required to proceed first against or claim specific performance from the Borrower to the effect that as between the Lenders and the Guarantors, the latter shall be liable as principal debtors as if they had entered into the undertaking to fulfill any obligation under this Agreement jointly and severally (Gesamtschuldner) with the Borrower.

9.	No Assignment; No Set-off; No Rights of Retention

9.1	Unless explicitly otherwise provided for in this Agreement, no Party shall be entitled to assign or transfer rights and obligations under this Agreement in whole or in part without the prior written consent of the other Parties. As exception to sentence 1, each Party shall be entitled to assign and transfer any claims under or in connection with this Agreement to any of its respective affiliates, whereby affiliates means legal entities that are affiliated enterprises pursuant to Sections 15 et seqq. of the German Stock Corporation Act and any other investment fund having the same general partner, managing limited partner or investment management company as the respective Lender. In case of a termination of this Agreement due to an Event of Default, the Lenders shall be entitled to assign their claims under this Agreement to third parties. In case of such assignment, the Lenders shall inform the Borrower of the assignment without undue delay.

9.2	No Party, except as provided otherwise in this Agreement, shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have under this Agreement against any rights or claims the other Party may have under this Agreement or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) have been acknowledged (anerkannt) in writing by the relevant other Party or have been confirmed by final decision of a competent (arbitration) court.

10.	Costs and Expenses

Each of the Parties hereto shall bear its own legal and other costs and expenses incurred in connection with the execution, implementation and consummation of this Agreement, including all previous negotiations and communications.

11.	Amendments; Notices

11.1	Any amendment of, or notice or other declaration (the "Notice(s)") under or in connection with, this Agreement shall be made in writing (in Schriftform), unless a notarization or any other stricter form is required by mandatory law or in this Agreement. The written form shall include exchange of letters, fax and exchange of emails if scans of the undersigned documents are attached but no other transmission by way of telecommunication. The electronic form shall not suffice to comply with the written form requirement.

1

11.2	All Notices to be given to a Party or any of them hereunder shall be addressed as set out above.

11.3	Each Party is to communicate any change of its respective addresses set forth above as soon as possible in writing to the respective other Parties. Until receipt of such communication, the address as hitherto shall be relevant.

12.	Rights of Third Parties

Except as explicitly otherwise provided for in this Agreement, this Agreement shall only grant rights to the Parties and shall not constitute a contract for the benefit of third parties or a contract with protective effect for third parties.

13.	Choice of Law and Place of Jurisdiction

13.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Germany without recourse to the conflicts of laws provisions.

13.2	Any dispute, controversy or claim arising from or in connection with this Agreement or its validity shall be exclusively and finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e. V. (DIS) as in effect from time to time without recourse to the ordinary courts of law. The place of arbitration shall be Munich, Germany. The language of the arbitral proceedings shall be English. Documents originally prepared for purposes other than the relevant proceeding in the German language do not have to be translated into the English language (unless so required by arbitration tribunal).

13.3	In the event that mandatory applicable law requires any matter arising out of or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, the competent courts in Munich, Germany, shall have the exclusive jurisdiction.

14.	Severability

If any provision of this Agreement should be or become wholly or partially void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the other provisions of this Agreement shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of the invalid, ineffective or unenforceable provision as regards subject-matter, extent (Maß), time, place and scope (Geltungsbereich). The aforesaid shall apply mutatis mutandis to any gap (Lücke) in this Agreement. This Section 14 shall not merely operate as a shift of the burden of proof (Beweislastumkehr) but sec. 139 BGB shall be contracted out in its entirety.